Exhibit 5.1

November 3, 2008

Hana Biosciences, Inc.
7000 Shoreline Court, Suite 370
South San Francisco, CA 94080

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Hana Biosciences, Inc., a Delaware corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 1,020,163 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), that are issuable upon the exercise of outstanding warrants held by the Selling Stockholders (the “Warrants”).

In connection with rendering this opinion, we have reviewed the following: (i) the Company’s certificate of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Warrants; and (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Warrants and the Warrant Shares.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion, the Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.